Exhibit 10.36

AMENDMENT NO. 5

TO THE TOLL MANUFACTURING AGREEMENT

This Amendment No. 5 (the “Amendment”), effective as of November 23, 2011, is by and between Arena Pharmaceuticals GmbH (“ARENA”) and Siegfried Ltd. (“SIEGFRIED”), and modifies the Toll Manufacturing Agreement, dated January 7, 2008, as amended, by and between ARENA and SIEGFRIED (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

In consideration of the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         The last sentence of Section 2.1, paragraph 1, is replaced with the following:

“During the period commencing on January 1, 2012 and ending June 30, 2012, SIEGFRIED shall use its reasonable commercial effort to order from ARENA 200 million units of Products. SIEGFRIED further agrees that commencing January 1, 2012 and ending December 31, 2012, of the Products (in bulk and packaged form) included on the list of Sales Prices agreed upon by the Parties for Product sold pursuant to this Agreement, SIEGFRIED will order for delivery during such period at least 80% of its requirements of such Products from ARENA (the “80% Obligation”). In consideration for the 80% Obligation, commencing January 1, 2012 and ending December 31, 2012, the Sales Prices agreed by the parties for Product in packaged form will reflect a 5% discount and a 2.5% mark-up for Arena QA costs that have not been included in the Sale Prices on the prices that would otherwise apply (the “Guarantee Discount”). Not later than January 30, 2013, SIEGFRIED will provide a written report to ARENA evidencing SIEGFRIED’s compliance with the 80% Obligation.”

2.         Section 6.2 (iii) is amended and restated in its entirety as follows:

“(iii) [reserved]”

3.         Section 6.2 (v) is amended and restated in its entirety as follows:

“(v)         An adjustment to the Sales Price for each Product in packaged form that is ordered (one SKU, in one order, for delivery on one date) will be applied to invoices for such Product where the volumes are less than 1,500 packages of the Product, or greater than 9,000 packages of the Product, or solely with respect to Product that is the subject of tender offers, greater than 20,000 packages of the Product. For such orders of less than 1,500 packages of a Product, the Sales Price will be increased by 30%. For such orders (i) of greater than 9,000 packages of a Product, the Sales Price will be decreased by 10% and (ii) of greater than 20,000 packages of a Product that are the subject of tender offers, the Sales Price will be decreased by 20% (provided, only one such decrease of the Sales Price will apply to any one order). This Section 6.2(v) does not apply to orders for bulk Products.”

4.         Unless otherwise specifically amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

5.         This Amendment may be executed in multiple counterparts, each of which shall be considered and shall have the same force and effect of an original.

6.         This Amendment shall be governed by the laws of Switzerland under the exclusion of the UN Convention on Agreements for the International Sale of Goods (the so-called Vienna Convention).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed, or caused to be duly executed, this Amendment.

Siegfried Ltd.	Arena Pharmaceuticals GmbH
By: /s/ Marcel Fischer	By: /s/ Daniel Müller
Name: Marcel Fischer	Name: Daniel Müller
Date: December 14, 2011	Date: December 15, 2011
By: /s/ Peter Kiechle	By: /s/ Arnaud Schattmeier
Name: Peter Kiechle	Name: Arnaud Schattmeier
Date: December 14, 2011	Date: December 15, 2011